Exhibit 3.1

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

ABOVENET, INC.

ARTICLE I

NAME OF CORPORATION

The name of the Corporation (the “Corporation”) is:

AboveNet, Inc.

ARTICLE II

REGISTERED OFFICE

The address of the registered office of the Corporation in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington 19801, County of New Castle, and the name of its registered agent at that address is The Corporation Trust Company.

ARTICLE III

PURPOSE

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

ARTICLE IV

AUTHORIZED CAPITAL STOCK

The Corporation shall be authorized to issue one class of stock to be designated Common Stock; the total number of shares which the Corporation shall have authority to issue is 1,000, and each such share shall have a par value of $0.01.

ARTICLE V

BOARD POWER REGARDING BYLAWS

In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, repeal, alter, amend and rescind the bylaws of the Corporation.

ARTICLE VI

ELECTION OF DIRECTORS

Elections of directors need not be by written ballot unless the bylaws of the Corporation shall so provide.

ARTICLE VII

INDEMNIFICATION

(a) The Corporation shall, to the fullest extent permitted by the General Corporation Law of the State of Delaware (the “GCL”), as amended from time to time, and as provided in the bylaws of the Corporation (the “Bylaws”), indemnify and hold harmless any and all directors and officers whom it shall have the power to indemnify pursuant to the GCL or the Bylaws from and against any and all liabilities (including expenses) imposed on or reasonably incurred by such directors or officers in connection with any actual or threatened action, suit or other proceeding in which any such director or officer may become involved as a defendant or otherwise or by which such director or officer may be threatened with involvement as a defendant or otherwise, or as to which the power to indemnify may exist under the GCL or Bylaws or otherwise at law or in equity, in each case as to actions brought by reason of the fact that such director or officer is or was a director or officer of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other entity or enterprise, as the case may be, and such obligation shall continue notwithstanding that any such person shall have ceased to serve as a director or officer of the Corporation.

(b) The Corporation may, to the fullest extent permitted by the GCL, as amended from time to time, and as provided in the Bylaws, indemnify and hold harmless any and all persons whom it shall have the power to indemnify pursuant to the GCL or the Bylaws from and against any and all liabilities (including expenses) imposed on or reasonably incurred by such persons in connection with any actual or threatened action, suit or other proceeding in which any such person may become involved as a defendant or otherwise or by which such person may be threatened with involvement as a defendant or otherwise, or as to which the power to indemnify may exist under the GCL or Bylaws or otherwise at law or in equity, in each case as to actions brought by reason of the fact that such person is or was an employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other entity or enterprise, as the case may be.

(c) Expenses (including attorneys’ fees) incurred by a director or officer in defending a civil or criminal action, suit or proceeding shall be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the Corporation. Such expenses incurred by other employees and agents (including attorneys’ fees) may be so paid upon such terms and conditions, if any, as the Board of Directors deems appropriate.

ARTICLE VIII

LIABILITY

A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the GCL, or (iv) for any transaction from which the director derived any improper personal benefit. If the GCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of directors of the Corporation shall be eliminated or limited to the fullest extent permitted by the GCL, as so amended. No amendment or repeal of this Article VIII or of Article VII of this Amended and Restated Certificate of Incorporation, as it may be further amended shall apply to or have any effect on the liability or alleged liability or right to indemnity of any director of the Corporation for or with respect to any acts or omissions of such director occurring at the time of or prior to such amendment or repeal.

ARTICLE IX

CORPORATE POWER

The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred on stockholders herein are granted subject to this reservation.